UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 3, 2008

VISTA GOLD CORP.

(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	1-9025	Not Applicable
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7961 Shaffer Parkway, Suite 5, Littleton, CO	80127
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (720) 981-1185

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

                On March 7, 2008, Vista Gold Corp. (“Vista” or the “Corporation”) entered into a Subscription Agreement, a Note Indenture and an Agency Agreement, and issued Agent Warrants (each as defined below), in connection with Vista’s completion of a private placement financing in which Vista sold and issued  $30 million in aggregate principal amount of senior secured convertible notes (the “Notes”) pursuant to a brokered private placement.  The Notes are convertible into common shares of Vista at any time at the option of the holder at a conversion price of $6.00 per share, subject to adjustment in certain circumstances, including if Vista’s common shares are trading on the American Stock Exchange at less than $5.00 on the first anniversary of the date of issuance of the Notes, or if Vista issues common shares, or securities convertible into common shares, at a price of less than $6.00 during the term of the Notes, subject to a minimum conversion price of $4.80.

                The financing was effected pursuant to the terms of the Agency Agreement (the “Agency Agreement”) between Vista and Casimir Capital L.P. (the “Agent”). Vista agreed to pay to the Agent in respect of the offering of the Notes an agent’s fee equal to 4% of the gross proceeds of the offering (being $1.2 million) and to issue common share purchase warrants (the “Agent Warrants”) equal to 4% of number of common shares issuable upon the conversion of the Notes sold in the offering, assuming a conversion price of $6.00 (being 200,000 Agent Warrants).  Each Agent Warrant will be exercisable for one common share for $6.00 per share until three years following the date of issuance. Each subscriber executed a form of Subscription Agreement  with Vista in the form attached hereto as Exhibit 10.2 (the “Subscription Agreement”).  The terms of the Notes are set forth in the Note Indenture, dated March 4, 2008 (the “Note Indenture”), among Vista, Minera Paredones Amarillos S.A. de C.V., as guarantor, HSBC Bank USA, N.A., as trustee and HSBC México, S.A. De C.V., Institución de Banca Múltiple, Grupo Financiero HSBC, División Fiduciaria, as collateral agent.

                The Notes bear interest from the date of issuance at a rate of 10% per annum (calculated and payable semi-annually in arrears) and mature three years from the date of issuance (or on the earlier occurrence of an event of default).  Vista’s obligations under the Notes are guaranteed by the Corporation’s Mexican operating subsidiary, Minera Paredones Amarillos S.A. de C.V., and the guarantee will be secured by the personal property and real property associated with the Paredones Amarillos gold project.

                Vista can prepay the outstanding principal and accrued interest at any time after one year from the date the Notes are issued, upon payment of one year’s additional interest.

                Vista will use the net proceeds of the offering of the Notes to finance the previously announced purchase of gold processing equipment to be used at the Paredones Amarillos gold project and to fund ongoing operations at the Paredones Amarillos gold project.

                The preceding descriptions of the terms of the Agency Agreement, the Subscription Agreement and the Note Indenture are qualified in their entirety by reference to the Agency Agreement, the Subscription Agreement and the Note Indenture filed herewith as Exhibit 10.1, Exhibit 10.2 and Exhibit 4.1, respectively, and incorporated herein by reference.

On March 4, 2008, Vista issued a press release, furnished herewith as Exhibit 99.1, announcing the expectation that this financing would close on March 5, 2008.  On March 7, 2008, Vista issued a press release, furnished herewith as Exhibit 99.2, announcing the closing of this financing.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a)           On March 7, 2008, Vista entered into the financing transaction discussed above. The disclosures include in Item 1.01 are incorporated into this Item 2.03 by reference.

Item 3.02               Unregistered Sales of Equity Securities.

The disclosures included in Item 1.01 are incorporated into this Item 3.02 by reference.

The sale and issuance of securities pursuant to the Subscription Agreements, and the issuance of the Agent Warrants pursuant to the Agency Agreement, were exempt from the registration requirements of the Securities Act of 1933 (the “Act”) pursuant to Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder.  Each subscriber and the Agent is an “accredited investor” under the Act, and the securities were sold without any general solicitation by Vista or its representatives.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2008, Howard M. Harlan notified Vista of his decision to resign as Vice President, Business Development of Vista. Mr. Harlan’s resignation is anticipated to occur in April.

Item 9.01               Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit 4.1                                          Note Indenture, dated March 4, 2008, among Vista Gold Corp., Minera Paredones Amarillos S.A. de C.V., as guarantor, HSBC Bank USA, N.A., as trustee and HSBC México, S.A. De C.V., Institución de Banca Múltiple, Grupo Financiero HSBC, División Fiduciaria, as collateral agent

Exhibit 10.1                                    Agency Agreement, dated March 4, 2008, between Vista Gold Corp. and Casimir Capital L.P.

Exhibit 10.2                                    Form of Subscription Agreement

Exhibit 99.1                                    Press Release of Vista Gold Corp. dated March 4, 2008

Exhibit 99.2                                    Press Release of Vista Gold Corp. dated March 7, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTA GOLD CORP.

	By:	/s/ Gregory G. Marlier
Gregory G. Marlier
Chief Financial Officer

Date: March 7, 2008